                                                                   Exhibit 10.18

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                                     )   Chapter 11
                                           )
W.R. GRACE & CO., et al.,                  )   Case Nos. 01-1139 through 01-1200
                                           )
                    Debtors.               )
___________________________________________)
                                           )
OFFICIAL COMMITTEE OF ASBESTOS             )
PERSONAL INJURY CLAIMANTS, et al.,         )
                                           )
                    Plaintiffs,            )
                                           )
         -against-                         )   Adv. No. 02-2210
                                           )   [LEAD DOCKET]
SEALED AIR CORPORATION and                 )
CRYOVAC, INC.,                             )
                                           )
                    Defendants.            )
___________________________________________)
                                           )
OFFICIAL COMMITTEE OF ASBESTOS             )
PERSONAL INJURY CLAIMANTS and              )
OFFICIAL COMMITTEE OF ASBESTOS             )
PROPERTY DAMAGE CLAIMANTS OF               )
W.R. GRACE & CO., suing in behalf of the   )
Chapter 11 Bankruptcy Estate of W.R.       )
GRACE & CO., et al.,                       )
                                           )
                    Plaintiffs,            )
                                           )
            -against-                      )   Adv. No. 02-2211
                                           )
FRESENIUS MEDICAL CARE HOLDINGS,           )   Affects Docket 02-2211 only
INC. and NATIONAL MEDICAL CARE, INC.       )
                                           )
                           Defendants.     )


                              SETTLEMENT AGREEMENT
                              AND RELEASE OF CLAIMS

            This Settlement Agreement and Release of Claims (the "Agreement") is made as of the 6th day of February, 2003, by and among Fresenius Medical Care Holdings, Inc. (taxpayer identification number 13-3461988) ("FMCH"), National Medical Care, Inc. (taxpayer identification number 04-2835488) ("NMC"), the Official Committee of Asbestos Personal Injury Claimants (the "PI Committee"), and the Official Committee of Asbestos Property Damage Claimants (the "PD Committee," and collectively with the PI Committee, the "Asbestos Committees"), both of the Asbestos Committees in their respective capacities as plaintiffs on behalf of the estates of the Debtors in the Asbestos Claimants' Adversary Proceeding.

                                    ARTICLE I

                                   DEFINITIONS

            Capitalized terms used in this Agreement shall have the meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined) assigned to such terms in Appendix A attached hereto or in the Preamble above. Appendix A is incorporated herein by reference, and is fully part of this Agreement.

                                   ARTICLE II

                          TERMS OF SETTLEMENT OF CLAIMS

      2.01 Moving Parties to Seek Approval of Settlement. Within thirty (30) days of the Settlement Execution Date, the Moving Parties shall move the Court to enter an order binding on all of the Estate Parties (including the Settling Parties) approving this Agreement and obligating each of the Estate Parties to the terms and conditions of this Agreement as if each of the Estate Parties had executed this Agreement.

      2.02 Preconditions to Settlement Payment Obligation. As a condition precedent to the obligation of the NMC Defendants to make the Settlement Payment, each and every of the following preconditions shall have occurred, unless the NMC Defendants, in their sole discretion, have provided written notice to the other Settling Parties and the Court that they waive one or more of the preconditions:

            (A) Releases by the Estate Parties. The Plan of Reorganization shall provide that: (i) upon the making of the Settlement Payment, the Asbestos Committees and the Estate Parties will fully, finally, and forever release, relinquish and discharge each and every of the NMC Defendants from any and all Grace-Related Claims that the Asbestos Committees or the Estate Parties have asserted or could have asserted in this or any other forum against any of the NMC Defendants; and (ii) prior to the making of the Settlement Payment, the Asbestos Committees and the Estate Parties will deliver to the NMC Defendants the Release that is attached as Appendix B hereto, which by its terms shall become effective upon the making of the Settlement Payment.

            (B) Releases by Plan Claimants. The Plan of Reorganization shall provide that any Person that votes in favor of the Plan or that receives property under the Plan shall thereby be deemed, upon the making of the Settlement Payment, to have fully and finally released each and every of the NMC Defendants from all Grace-Related Claims that such Person has asserted or could have asserted in this or any other forum against any of the NMC Defendants.

            (C) Releases by Trust Claimants. The Plan of Reorganization shall provide for the establishment of a trust or trusts under state law and pursuant to Section 524(g) of the Bankruptcy Code (the "Asbestos Trust"), and the Plan of Reorganization further shall provide that any Person that receives property from the Asbestos Trust shall thereby be deemed, upon and after the making of the Settlement Payment, to have fully and finally released each and every of the NMC Defendants from all Grace-Related Claims that the Person has asserted or could have asserted in this or any other forum against any of the NMC Defendants.

            (D) Bar Order. The Court shall have issued, pursuant to Section 105(a) of the Bankruptcy Code, a Final Order, effective upon the making of the Settlement Payment, permanently and forever enjoining, restraining and barring any Person from commencing or continuing any suit, action or other proceeding, or from taking any other action, for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, or with respect to, any Grace-Related Claim against any of the NMC Defendants.

            (E) Channelling Injunction. In addition to the injunction described in (D) above, the Final Order confirming the Plan of Reorganization shall provide that, effective upon the making of the Settlement Payment, the NMC Defendants shall receive the full benefits and protections of an injunction entered pursuant to section 524(g) of the Bankruptcy Code, which injunction shall permanently bar any Person from commencing or continuing any suit, action, or other proceeding, or from taking any other action for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, or with respect to, any Asbestos-Related Claim that the Person asserted or could have asserted, against any of the NMC Defendants.

            (F) Indemnification. The Plan of Reorganization shall provide that the Estate Parties, jointly and severally, upon the making of the Settlement Payment, shall indemnify, defend and hold harmless the NMC Defendants for any loss, cost or expense (including attorneys' fees and other costs of defense) arising out of any and all Grace-Related Claims, commenced or continued in this or any other forum against any of the NMC Defendants. Such indemnification specifically shall not apply to the costs and expenses (including lawyers' fees and accountants' fees) incurred by the NMC Defendants in (i) defending the Asbestos Claimant's

Adversary Proceeding or any other proceedings or controversies arising out of or based upon Asbestos-Related Claims prior to the Settlement Execution Date, or
(ii) defending any proceedings or controversies arising out of or based upon Grace-Related Claims, other than Asbestos-Related claims, prior to the Settlement Effective Date.

            (G) Dismissals. Upon the filing of timely motions to dismiss by the NMC Defendants, and the best efforts of the other Settling Parties in support of such motions, each court with jurisdiction over the following actions shall have dismissed by Final Order, effective upon the making of the Settlement Payment, each of the following actions with prejudice as against the NMC Defendants:

                  (i) Mesquita v. W.R. Grace & Co., et al., amended as Abner v. W.R. Grace & Co. et al., No. 315465, Superior Court of California, County of San Francisco, (since transferred to the Court as Adversary Proceeding No. 01-08883);

                  (ii) Woodward v. Sealed Air Corporation (US) et al., No. 01-10547 PBS, U.S. District Court, District of Massachusetts, (since transferred to the Court as Case No. 01-CV-412);

                  (iii) Lewis v. W.R. Grace & Co. et al., U.S. Bankruptcy Court, District of Delaware, Bkr. Case No. D. Del. 01-001139/Adv. Case No. 01-08810; and

                  (iv) The Asbestos Claimants Adversary Proceeding.

            (H) Successors. The Final Order confirming the Plan of Reorganization shall include a determination by the Court that, as of the Plan Effective Date, the Estate Parties have the ability to pay and satisfy in the ordinary course of business their respective obligations and liabilities, including without limitation, all Indemnified Taxes and all obligations under this Agreement.

            (I) Court Approval. The Court by Final Order shall approve this Agreement, and each of the Estate Parties shall become obligated to, and entitled to the benefits of, the terms and conditions of this Agreement.

            (J) Implementation. Prior to the Settlement Approval Date, none of the Estate Parties shall take any action that would be a breach of such Person's duties under Article III of this Agreement if such action had been taken after the Settlement Approval Date.

      2.03 Payment Obligations of the NMC Defendants. Within five (5) business days of the Settlement Effective Date the NMC Defendants shall wire transfer, subject to the provisions of Section 3.08, one hundred fifteen million dollars ($115,000,000) cash as designated by the Court in the Final Order approving the Plan of Reorganization.

      2.04 Release of Sealed Air Defendants. Upon the Settlement Effective Date, the NMC Defendants will execute a release, acceptable in form and substance to the NMC Defendants, that fully, finally, and forever releases, relinquishes and discharges Sealed Air and Cryovac from any and all Tax claims or Asbestos-Related Claims (including but not limited to claims for lawyers' fees and the costs of litigation related thereto) that the NMC Defendants have asserted or could have asserted in this or any other forum against Sealed Air or Cryovac.

      2.05 Publicity. Before making any public statements or announcements prior to the Settlement Approval Date, each of the Settling Parties shall obtain approval from the other Settling Parties of the text of any such public statement or announcement (including in any filing not under seal in the Court) to be made by such party or its parents, which approval shall not be unreasonably withheld. If the Settling Parties are not able to agree on or approve the text of such a public statement or announcement and the legal counsel for any party proposing to make a public statement or announcement is of the opinion that such public statement or announcement is required by law or the rules of any stock exchange on which such party's securities, or the securities of a parent corporation of such party, are traded, then such party or the parent may make or issue the legally required statement or announcement.

      2.06 The NMC Defendants Solely Responsible for Settlement Payment. Notwithstanding any other provision of this Agreement, or any prior Agreements, the NMC Defendants will not seek indemnification from the Estate Parties, Sealed Air, or Cryovac for the Settlement Payment.

      2.07 Purpose of Payment and Consistency of Treatment. The Settling Parties agree, and the Plan of Reorganization shall provide that the Estate Parties acknowledge and agree, that FMCH and NMC have entered into this Agreement for the purpose of settling and terminating any and all controversies relating to the assertion of Asbestos-Related Claims, as well as other Grace-Related Claims against the NMC Defendants. The Settlement Payment is intended and shall be treated by the Settling Parties as a payment by the NMC Defendants of an ordinary and necessary expense incurred by the NMC Defendants and as income of the Estate Parties in the same amount. Any indemnification payments made by Grace-Conn. to the NMC Defendants, to the extent the indemnified obligation would have been an ordinary and necessary expense if incurred directly by Grace-Conn., shall be treated by the Settling Parties as a payment by Grace-Conn. of an ordinary and necessary expense incurred by Grace-Conn. and, to the extent the indemnified obligation was itself deducted as an ordinary and necessary expense of the NMC Defendants, as income of the NMC Defendants. None of the Settling Parties shall take a position inconsistent with the foregoing in any Tax Return or with any tax authority.

      2.08 No Limitation on Estate Parties' Ability to Propose Plan. Notwithstanding any other provision of this Agreement, it shall not be a breach of this Agreement for the Estate Parties to propose or support a plan of reorganization that does not provide for the establishment of an Asbestos Trust or the issuance of an injunction pursuant to Section 524(g) of the Bankruptcy Code, provided however, the Estate Parties shall use their best efforts to cause all of the preconditions set forth in Section 2.02, other than those set forth in paragraphs (C) and (E) of Section 2.02, to occur. For the avoidance of doubt, if the Plan of Reorganization, as well as the Final Order of confirmation respecting the Plan of Reorganization, do not satisfy the preconditions set forth in paragraphs (C) and (E) of Section 2.02, the NMC Defendants may in their sole discretion waive or decline to waive, as set forth in Section 2.02, the failure of those preconditions as conditions precedent to the Settlement Payment.

      2.09 Best Efforts By Asbestos Committees Respecting Plan. The Asbestos Committees shall use their respective best efforts to cause the occurrence of all the preconditions to the obligation of the NMC Defendants to make the Settlement Payment set forth in Section 2.02, except to the extent the NMC Defendants may in their sole discretion waive, as set forth in Section 2.02, the failure of those preconditions as conditions precedent to the Settlement Payment.

                                   ARTICLE III

                        SPECIFIED DUTIES REGARDING TAXES.

      3.01 Termination of TSIA. From the Settlement Execution Date through the Settlement Effective Date, as among the Settling Parties, the terms of this Agreement shall supercede the terms of the TSIA, except that Section 4.04 of the TSIA shall remain in force and is incorporated by reference herein. Upon the Settlement Effective Date, the TSIA shall be terminated and no party to such TSIA shall have any obligation to any other party to such TSIA in respect thereof, whether such obligation shall have accrued before or after the Settlement Approval Date, except that Section 4.04 of the TSIA shall remain in force and is incorporated by reference herein.

      3.02 Estate Parties' Duty to Pay Indemnified Taxes. From and after the Settlement Approval Date, the Estate Parties promptly shall pay any Indemnified Taxes as such Taxes become due and payable to tax authorities pursuant to a Final Determination, provided that the Estate Parties have obtained authorization from the Court to pay currently any such Indemnified Taxes. To the extent Indemnified Taxes become due and payable, the Estate Parties shall use their best efforts to obtain authorization from the Court to pay currently such Indemnified Taxes. The other Settling Parties shall cooperate in the Estate Parties' efforts to obtain such authorization from the Court to pay currently such Indemnified Taxes, provided however, that the foregoing does not modify the obligations of members of the FMCH Group as set forth in Section 3.04(A). The Settling Parties agree that any such payments by the Estate Parties of Indemnified Taxes are, for purposes of this Agreement and the administration of the Debtors' estates, the payment of the Taxes of the Estate Parties.

      3.03 Grace-Conn. Control of Indemnified Tax Matters.

            (A) Grace-Conn. Authority over Indemnified Taxes. Upon the Settlement Approval Date, subject to the limitations in Sections 3.03(B) and
(C), Grace-Conn. solely shall be authorized to act for the Grace New York Group in its sole discretion with respect to Indemnified Taxes. Notwithstanding the authority granted in the previous sentence, Grace-Conn. and the other Estate Parties shall use their respective best efforts to defer any Final Determination of any Indemnified Taxes until such time as the Estate Parties have obtained authorization from the Court to pay currently such Indemnified Taxes, and the other Settling Parties shall cooperate in the effort to defer any Final Determination of any Indemnified Taxes prior to authorization from the Court to pay such Indemnified Taxes, provided however, that the foregoing does not modify the obligations of members of the FMCH Group as set forth in Section 3.04(A). FMCH will provide to Grace-Conn. and its agents from time to time Powers of Attorney with respect to Indemnified Taxes so that Grace-Conn. can act as the agent of the Grace New York Group with respect to Indemnified Taxes. The NMC Defendants agree that, pursuant to the cooperation obligations set forth in
Section 3.04(A), they will respect such authority of Grace-Conn. and do nothing to derogate from such authority with respect to Indemnified Taxes, and, so long as none of the Estate Parties are in breach of this Agreement, the NMC Defendants will not initiate communications with any tax authority concerning Indemnified Taxes without obtaining the written consent of Grace-Conn. or the permission of the Court. As requested by Grace-Conn., amendments to Consolidated Tax Returns for or attributable to all Tax Periods of the Grace New York Group ending on or before December 31, 1996 shall be prepared by Grace-Conn. and filed by FMCH on behalf of Grace-Conn.

            (B) Limitations on Agreement To Final Determinations. Neither Grace-Conn. nor any other Estate Party shall voluntarily agree to the payment, assessment, resolution or other Final Determination of any Indemnified Tax prior to the Settlement Effective Date, except to the extent the Estate Parties have obtained authorization from the Court to pay promptly in full any such Indemnified Taxes, or to the extent FMCH hereafter has consented in its sole discretion in writing to the Estate Parties' agreement to such payment, assessment, resolution or other Final Determination.

            (C) Tax Refunds. Grace-Conn. shall control any Tax Refund of the Grace New York Group with respect to any Tax Period ending on or before December 31, 1996, credited or payable to any member of the Grace New York Group, except that:

            (i) any such Tax Refund credited or paid to any member of the Grace New York Group prior to the time the Estate Parties have received authority from the Court to make payments under Section 3.02 above of Indemnified Taxes as they become due and payable shall be repaid to the tax authority as a payment of Indemnified Taxes (whether or not then due and payable) if, in the reasonable determination of FMCH, Indemnified Taxes are expected to become due and payable to such tax authority, provided however, if there is a dispute as to whether additional Indemnified Taxes are expected to become due and payable to such tax authority Grace-Conn. shall first have the opportunity to seek a determination from the Court that additional Indemnified Taxes are not expected to become due and payable to such tax authority and Grace-Conn. therefore should be permitted by the Court to receive and retain such refund; and

            (ii) any Tax Refund attributable to the NMC Business with respect to any Tax Period ending on or before December 31, 1996, (I) shall first be applied to satisfaction of NMC Indemnified Taxes and (II) thereafter shall be applied to the satisfaction of Indemnified Taxes or if there are no such NMC Indemnified Taxes or Indemnified Taxes then due and payable, or in the reasonable determination of Grace-Conn. expected to become due and payable within eighteen
(18) months, promptly shall be paid to FMCH. None of the Estate Parties shall seek the refund of any previously paid Taxes of the Grace New York Group with respect to any Tax Period ending on or before December 31, 1996, if in the reasonable determination of either FMCH or Grace-Conn. Indemnified Taxes are expected to become due and payable to such tax authority for Tax Periods ending on or before December 31, 1996.

      3.04 Cooperation.

            (A) Cooperation by FMCH. From and after the Settlement Approval Date, FMCH from time to time shall provide such cooperation as Grace-Conn. shall reasonably request, including (i) the implementation of its rights and responsibilities under this Agreement with respect to Indemnified Taxes, and
(ii) provide such Powers of Attorney as provided in Section 3.03(A), and FMCH will not seek indemnification for the costs and expenses (including lawyers' fees and accountants' fees) of such cooperation, provided that FMCH will not be required to incur any unreasonable cost or expense in respect of such cooperation. Whenever FMCH or other member of the FMCH Group receives notice or demand from any tax authority with respect to any Tax Item which could increase or decrease the liability for, or give rise to a Tax Refund with respect to, any Indemnified Tax, FMCH shall in good faith promptly give notice to Grace-Conn. of such Indemnified Tax related issue, in accordance with Section 5.07.

            (B) Cooperation by Estate Parties. Upon the request of FMCH, each of the Estate Parties from time to time shall provide such cooperation as FMCH shall reasonably request, including (i) the implementation of its rights and responsibilities under this Agreement with respect to NMC Indemnified Taxes and
(ii) provide such Powers of Attorney relating to NMC Indemnified Taxes as FMCH shall request with respect to Tax Periods ending on or before December 31, 1996, and the Estate Parties will not seek indemnification for the costs and expenses (including lawyers' fees and accountants' fees) of such cooperation, provided that the Estate Parties will not be required to incur any unreasonable cost or expense in respect of such cooperation. Whenever any of the Estate Parties receives notice or demand from any tax authority with respect to any Tax Item which could increase or decrease the liability for, or give rise to a Tax Refund with respect to, any NMC Indemnified Tax, Grace-Conn. shall in good faith promptly give notice to FMCH of such NMC Indemnified Tax related issue, in accordance with Section 5.07. Grace-Conn. shall provide prompt notice from time to time to FMCH of (i) revenue agents' reports, adjustments to Tax Items that may increase Indemnified Taxes, demands for payment of Indemnified Taxes, notices of proposed assessments and Final Determinations respecting Indemnified Taxes and similar correspondence, notices and demands from tax authorities and
(ii) confirmation that Indemnified Taxes have been paid by the Estate Parties.

      3.05 FMCH Group Protection for Indemnified Taxes. The Estate Parties jointly and severally shall indemnify, defend and hold harmless FMCH and each member of the FMCH Group from and against any loss in respect of (i) Indemnified Taxes or (ii) any action by any Person, including any tax authority, seeking payment by or reimbursement from FMCH or any of the other NMC Defendants for any Indemnified Taxes, provided however, that there shall be no duty to indemnify for costs and expenses (including lawyers' fees and accountants' fees) except in the event of a breach of this Agreement and pursuant to the terms of Section
3.09 below.

      3.06 Estate Parties' Protection for NMC Indemnified Taxes. FMCH and the other members of the FMCH Group jointly and severally shall indemnify, defend and hold harmless each of the Estate Parties from and against any loss in respect of (i) NMC Indemnified Taxes or (ii) any action by any Person, including any tax authority, seeking payment by or reimbursement from any of the Estate Parties for any NMC Indemnified Taxes, provided however, that there shall be no duty to indemnify for costs and expenses (including lawyers' fees and accountants' fees) except in the event of a breach of this Agreement and pursuant to the terms of Section 3.09 below.

      3.07 Payment of Indemnified Taxes by FMCH. Notwithstanding the obligations of the Estate Parties in Section 3.02, in the event that any tax authority shall demand of FMCH or any other members of the FMCH Group payment of any Indemnified Taxes, and FMCH or such other members of the FMCH Group pays such Indemnified Taxes, each of the Estate Parties promptly and unconditionally shall be obligated jointly and severally to and shall repay such amount of the Indemnified Taxes to FMCH or the other members of the FMCH Group, as applicable, with interest from the date of payment at the Hot Interest Rate. To the extent such Indemnified Taxes and interest are not set off against the payment required by Section 2.03 or any other payment required of FMCH or any member of the FMCH Group under this Agreement or otherwise pursuant to Section 3.08 below, FMCH or the other members of the FMCH Group, as applicable, shall have an allowed claim to the extent of such payment, including interest thereon at the Hot Interest Rate, against the estates of the Debtors. On and after the Settlement Effective Date, in addition to any other rights and remedies under this Agreement, each such claim for Indemnified Taxes and interest shall be an Allowed Administrative Claim against the Estate Parties.

      3.08 Right of Setoff. Notwithstanding anything herein to the contrary, FMCH and each member of the FMCH Group shall have a right of setoff or recoupment, including a right of setoff under Section 553 of the Bankruptcy Code, against the payment required by Section 2.03 or any other payment required of FMCH or any member of the FMCH Group under this Agreement or otherwise, for the amount of any obligation of any of the Estate Parties under this Agreement, including without limitation indemnification obligations for Indemnified Taxes, that any of the Estate Parties has failed to pay to FMCH or the members of the FMCH Group.

      3.09 Remedies for Breach. In the event of any breach of this Agreement, including any obligation for indemnification, (i) by the Estate Parties or any member of the New Grace Group, then the Estate Parties shall be jointly and severally liable for and shall indemnify, defend and hold harmless the NMC Defendants from and against any Taxes, loss, cost or expense (including without limitation reasonable lawyers' fees and reasonable accountants' fees) attributable to such breach, and the NMC Defendants shall have, among other remedies, an allowed Administrative Claim against each of the Estate Parties for any Taxes, loss, cost or expense (including without limitation reasonable lawyers' fees and reasonable accountants' fees) attributable to such breach; or (ii) by the NMC Defendants or any member of the FMCH Group, then the NMC Defendants shall be jointly and severally liable for and shall indemnify, defend and hold harmless the Estate Parties from and against any Taxes, loss, cost or expense (including without limitation reasonable lawyers' fees and reasonable accountants' fees) attributable to such breach.

      3.10 Preservation of Rights. In the event that a member of the New Grace Group, or their respective successors or assigns, shall fail to perform any obligation to indemnify, defend and hold harmless FMCH or any member of the FMCH Group, as provided in this Agreement, or prior to its termination, the TSIA, nothing herein shall preclude or estop such member of the FMCH Group from asserting any causes of action on the grounds that one or more of the members of the New Grace Group or of the Sealed Air/Grace Group is primarily liable for such obligation under general principles of law determined without reference to this Agreement or the TSIA.

                                   ARTICLE IV

                        COVENANTS NOT TO SUE AND TOLLING.

      4.01 Claims Against the NMC Defendants. The Asbestos Committees and the Estate Parties shall not commence or prosecute, or cooperate in the commencement or prosecution of, any suit, demand, claim, or cause of action, whether asserted directly or derivatively, against any of the NMC Defendants for any Grace-Related Claims, including the Asbestos Claimants' Adversary Proceeding, except (i) as permitted in Section 4.03 below or (ii) to enforce this Agreement.

      4.02 Sealed Air Indemnity Litigation. In connection with the Sealed Air Settlement Agreement, the Asbestos Committees shall use their best efforts to obtain from Sealed Air and Cryovac, an agreement acceptable in form and substance to the NMC Defendants, which provides for the stay, and if necessary the reinstatement, of the Sealed Air Indemnity Litigation pending the Settlement Effective Date. If Sealed Air and Cryovac do not agree to a stay of the Sealed Air Indemnity Litigation, then notwithstanding any other provision of this Agreement, prior to the Settlement Effective Date the NMC Defendants shall remain free to pursue all rights and remedies they may have against Sealed Air and Cryovac, in any court of competent jurisdiction.

      4.03 Reinstatement of Litigation Upon Failure of Conditions Precedent. The Asbestos Committees or the Estate Parties may reinstate the Asbestos Claimants Adversary Proceeding on the active docket if the Court determines by Final Order (the "Litigation Reinstatement Date") that despite the best efforts of the Estate Parties and the Asbestos Committees one or more conditions in Section
2.02 above will not be able to be satisfied, and the failure of such precondition has not been waived by the NMC Defendants. For purposes of statutes of limitation, statutes of repose, and any procedural bars to the prosecutions of claims, all claims, counterclaims, cross-claims, and claims for contribution or indemnity the Settling Parties have asserted or could have asserted in the Court or any other forum will be deemed to have been tolled during the time period between the Settlement Execution Date and the Litigation Reinstatement Date.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS.

      5.01 Expenses. Unless otherwise expressly provided in this Agreement, each Person shall bear any and all expenses (including legal and accounting) that arise from its respective obligations under this Agreement.

      5.02 Amendment; Agency. This Agreement may not be amended except by an agreement in writing, signed by the Settling Parties with the approval of the Court. The Settling Parties agree that FMCH shall be entitled to receive notices and to act on behalf of each member of the FMCH Group and each of the NMC Defendants and that Grace-Conn. shall be entitled to receive notices and to act on behalf of New Grace, the other Estate Parties and the New Grace Group, and each member of the New Grace Group, in respect of all matters under this Agreement.

      5.03 Settlement Inadmissible for Other Purposes. The Settling Parties agree that the terms of this Agreement reflect a good faith settlement of the Grace-Related Claims and of the other terms and conditions contained herein, reached voluntarily after consultation with experienced legal counsel. Neither this Agreement nor the settlements contained herein, nor any act performed, document executed, or statement made pursuant to or in support of or in furtherance of this Agreement or the settlements contained herein: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity or amount of any Grace-Related Claim or any other claim, or of any wrongdoing or liability; or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any Settling Party in any proceeding in any court, administrative agency, or other tribunal. Any Settling Party or other Person released by the terms or implementation of this Agreement may file this Agreement in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, accord and satisfaction, bar order, channelling injunction, judgment bar or reduction, or any theory of claim preclusion or issue preclusion or similar defense or counterclaim. The Settling Parties may file this Agreement in any proceeding brought to enforce any of its terms.

      5.04 Signed Counterparts. This Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the Settling Parties shall exchange among themselves signed counterparts of this Agreement. 5.05 Confidentiality of Information. All agreements made between and among the Settling Parties and orders entered during the course of the Asbestos Claimants Adversary Proceeding relating to the confidentiality of information shall survive this Agreement.

      5.06 Agreement Drafted Equally. This Agreement shall not be construed more strictly against one party than another merely because it, or any part of it, may have been prepared by counsel for one of the parties. The Settling Parties acknowledge and agree that the Agreement is the result of arm's-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Agreement.

      5.07 Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand including overnight business courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

To Grace-Conn. or any member of the New Grace Group:

                        W.R. Grace & Co.
                        7500 Grace Drive
                        Columbia, Maryland  21044
                        Attention:  Secretary
                        Phone: (410) 531-4212
                        Fax:   (410) 531-4783

With a copy to:

                        David M. Bernick
                        Kirkland & Ellis
                        200 East Randolph Drive
                        Chicago, Illinois  60601
                        Phone: (312) 861-2000
                        Fax    (312) 861-2200
                        Email: david_bernick@chicago.kirkland.com

To the Official Committee of Asbestos Personal Injury Claimants :

                        Peter Van N. Lockwood
                        Caplin & Drysdale, Chartered
                        1 Thomas Circle N.W.
                        Washington, D.C.  20005
                        Phone: (202) 862-5000
                        Fax    (202) 429-3301
                        Email: pvnl@capdale.com

To the Official Committee of Asbestos Property Damage Claimants:

                        Scott L. Baena
                        Bilzin Sumberg Baena Price & Axelrod LLP
                        200 South Biscayne Blvd., Suite 2500
                        Miami, Florida 33131
                        Phone: (305) 374-7580
                        Fax:   (305) 374-7593
                        Email: sbaena@bilzin.com

To FMCH or any member of the FMCH Group:

                        c/o Fresenius Medical Care North America
                        Corporate Headquarters
                        General Counsel
                        Corporate Law Department
                        95 Hayden Avenue
                        Lexington, MA 02420-9192
                        Phone: (781) 402-9000
                        Fax:   (781) 402-9713

With a copy to:

                        David S. Rosenbloom
                        McDermott, Will & Emery
                        227 W. Monroe, Suite 4400
                        Chicago, Illinois 60606
                        Phone: (312) 372-2000
                        Fax: (312) 984-7700
                        Email: drosenbloom@mwe.com


      5.08 Resolution of Disputes. Any claim or dispute arising out of or relating in any way to this Agreement must be brought before the Court, which shall retain jurisdiction of this matter and the Settling Parties for the purposes of enforcing and implementing the terms and conditions of this Agreement and resolving disputes as to the rights and obligations of the Settling Parties hereunder, provided however that section 524(g)(2) shall govern jurisdiction over any proceeding that involves any injunction entered in accordance with section 524(g) of the Bankruptcy Code. The Settling Parties submit to the jurisdiction of the Court for these purposes.

      5.09 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

      5.10 Legal Enforceability. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Settling Parties hereunder shall be specifically enforceable.

      5.11 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (without giving effect to its provisions on conflict of laws), and without affecting any determination as to the law applicable to the Asbestos Claimants' Adversary Proceeding.

      5.12 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Settling Parties, including without limitation the other Estate Parties; provided that
(i) neither this Agreement nor any substantial right or obligation hereunder may be assigned by FMCH, on the one hand, and New Grace or Grace-Conn., on the other, without the consent of the other Settling Parties, which consent shall not be unreasonably withheld, and (ii) none of the Estate Parties shall transfer or agree to transfer a substantial part of their respective assets (in one or a series of transactions, whether or not related) to any Person or Persons, without a prior determination of the Court by Final Order that at the time of each such transaction New Grace and Grace-Conn., or any such successors who agree to be jointly and severally liable for the obligations of New Grace and Grace-Conn., will have the ability to pay and satisfy in the ordinary course of business their respective obligations and liabilities, including without limitation, all Indemnified Taxes and all obligations under this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written, on their own behalf and as authorized agents for each member of their respective affiliated groups.


                                         THE OFFICIAL COMMITTEE OF ASBESTOS
                                         PERSONAL INJURY CLAIMANTS


                                         By: /s/Peter Van N. Lockwood
                                             -----------------------------------
                                             Name

                                             Counsel
                                             -----------------------------------
                                             Title


                                         THE OFFICIAL COMMITTEE OF ASBESTOS
                                         PROPERTY DAMAGE CLAIMANTS


                                         By: /s/Scott L. Baena
                                             -----------------------------------
                                             Name

                                             Counsel
                                             -----------------------------------
                                             Title

                                          FRESENIUS MEDICAL CARE HOLDINGS, INC.

                                          By: /s/ Ronald J. Kuerbitz
                                             ---------------------------------
                                             Name

                                             Senior Vice President
                                             ---------------------------------
                                             Title


                                           NATIONAL MEDICAL CARE, INC.

                                           By: /s/ Ronald J. Kuerbitz
                                              ---------------------------------
                                              Name

                                              Senior Vice President
                                              ---------------------------------
                                              Title

                                   APPENDIX A
                TO SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

                                   DEFINITIONS

            As used in the Settlement Agreement and Release of Claims, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

      1.01 "Administrative Claim" shall mean a claim (as defined in Section 101(5) of the Bankruptcy Code) against the Debtors' chapter 11 bankruptcy estates for costs and expenses of administration under Sections 503(a) or 507(a)(1) of the Bankruptcy Code.

      1.02 "Asbestos Claimants Adversary Proceeding" shall mean the adversary proceeding captioned, Official Committee of Asbestos Personal Injury Claimants and Official Committee of Asbestos Property Damage Claimants of W.R. Grace & Co., suing in behalf of the Chapter 11 Bankruptcy Estates of W.R. Grace & Co., et al., Plaintiffs v. Fresenius Medical Care Holdings, Inc. and National Medical Care, Inc., Adversary Proceeding No. 02-2211, which the Court consolidated with Adversary Proceeding No. 02-2210, by Order dated March 28, 2002.

      1.03 "Asbestos-Related Claim" shall mean any claim, (including but not limited to personal injury, wrongful death, property damage or medical monitoring) whether sounding in tort, contract, warranty, statute, or any other theory of law or equity, based on or arising by reason of direct or indirect damages allegedly caused by consumption, use, storage, manufacturing, assembly, distribution, installation, exposure to, or the presence of asbestos or asbestos containing products or by-products, or products which contain asbestos in any form, consumed, used, stored, manufactured, assembled, distributed, disposed of, or installed by or on behalf of any Grace-Conn. Business.

      1.04 "Asbestos Trust" shall have the meaning ascribed to such term in
Section 2.02(C).

      1.05 "Bankruptcy Code" shall mean title 11 of the United States Code, as amended.

      1.06 "Code" shall mean the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted federal income tax laws.

      1.07 "Common Parent" shall mean the common parent, as defined in Treasury Regulation Section 1.1502-77, of those corporations that joined, or hereafter join, in filing a Consolidated Tax Return under Section 1501 of the Code, and the Treasury Regulations thereunder, or a Consolidated Tax Return under comparable provisions of Tax law of other jurisdictions (domestic or foreign).

      1.08 "Consolidated Tax Return" shall mean (i) a federal consolidated income Tax Return, within the meaning of Section 1501 of the Code and the Treasury Regulations under Section 1502 of the Code, and (ii) any combined, joint, consolidated or other Tax Return respecting Taxes under the laws of any jurisdiction (domestic or foreign).

      1.09 "Court" shall mean the court in which the Asbestos Claimants' Adversary Proceeding is pending, or if no longer pending, the United States Bankruptcy Court for the District of Delaware.

      1.10 "Cryovac" shall mean Cryovac, Inc. (f/k/a Grace Communications, Inc.) (taxpayer identification number 13-2830262).

      1.11 "Debtor" shall mean each of W. R. Grace & Co. (f/k/a Grace Specialty Chemicals, Inc.), W. R. Grace & Co. Conn., A-1 Bit & Tool Co., Inc., Alewife Boston Ltd., Alewife Land Corporation, Amicon, Inc., CB Biomedical, Inc. (f/k/a Circe Biomedical, Inc.), CCHP, Inc., Coalgrace, Inc., Coalgrace II, Inc., Creative Food 'N Fun Company, Darex Puerto Rico, Inc., Del Taco Restaurants, Inc., Dewey and Almy, LLC (f/k/a Dewey and Almy Company), Ecarg, Inc., Five Alewife Boston Ltd., GC Limited Partners I, Inc., (f/k/a Grace Cocoa Limited Partners I,

Inc.), GC Management, Inc. (f/k/a Grace Cocoa Management, Inc.), GEC Management Corporation, GN Holdings, Inc. GPC Thomasville Corp., Gloucester New Communities Company, Inc., Grace A-B Inc., Grace A-B II Inc., Grace Chemical Company of Cuba, Grace Culinary Systems, Inc., Grace Drilling Company, Grace Energy Corporation, Grace Environmental, Inc., Grace Europe, Inc., Grace H-G Inc., Grace H-G II Inc., Grace Hotel Services Corporation, Grace International Holdings, Inc. (f/k/a Dearborn International Holdings, Inc.), Grace Offshore Company, Grace PAR Corporation, Grace Petroleum Libya Incorporated, Grace Tarpon Investors, Inc., Grace Ventures Corp., Grace Washington, Inc., W. R. Grace Capital Corporation., W. R. Grace Land Corporation, Gracoal, Inc., Gracoal II, Inc., Guanica-Caribe Land Development Corporation, Hanover Square Corporation, Homco International, Inc., Kootenai Development Company, L B Realty, Inc., Litigation Management, Inc. (f/k/a GHSC Holding, Inc., Grace JVH, Inc., Asbestos Management, Inc.), Monolith Enterprises, Incorporated, Monroe Street, Inc., MRA Holdings Corp. (f/k/a Nestor-BNA Holdings Corporation), MRA Intermedco, Inc. (f/k/a Nestor-BNA, Inc.), MRA Staffing Systems, Inc. (f/k/a British Nursing Association, Inc.), Remedium Group, Inc. (f/k/a Environmental Liability Management, Inc., E&C Liquidating Corp., Emerson & Cuming, Inc.), Southern Oil, Resin & Fiberglass, Inc., Water Street Corporation, Axial Basin Ranch Company, CC Partners (f/k/a Cross Country Staffing), Hayden-Gulch West Coal Company, H-G Coal Company.

      1.12 "Estate Parties" shall mean each of the Debtors, the estate of each Debtor, the post-confirmation estate of each Debtor, each of the reorganized Debtors, and any trustee that may be appointed in any of the Debtors' cases under the Bankruptcy Code.

      1.13 "Final Determination" shall mean any assessment or resolution of liability for any Tax for a Tax Period, (i) by Form 870 or 870-AD or by Form 5701 (or any successor forms thereto), on the date of acceptance or agreement by or on behalf of the taxpayer, or by comparable forms respecting Taxes under the laws of other jurisdictions (domestic or foreign); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under
Section 7121 or 7122 of the Code, or comparable agreements respecting Taxes under the laws of other jurisdictions (domestic or foreign); (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction (domestic or foreign); or (v) by any other final disposition, including by reason of Section 6213(b)(3) of the Code on account of an excessive tentative carryback allowance under Section 6411 of the Code or comparable provisions of other jurisdictions (domestic or foreign), the expiration of the applicable statute of limitations, or by mutual agreement of the parties.

      1.14 "Final Order" shall mean an order or judgment of the Court , or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

      1.15 "FMCH Group" shall mean that group of corporations, immediately after December 31, 1996, that were members of the affiliated group of corporations of which FMCH (taxpayer identification number 13-3461988) was and on the date hereof continues to be the Common Parent.

      1.16 "Form 1139" shall mean a Corporate Application for Tentative Refund on Internal Revenue Service Form 1139, or any successors to such form, or comparable forms for Taxes of any other jurisdiction (domestic or foreign).

      1.17 "Grace-Conn." shall mean W.R. Grace & Co. -- Conn. (taxpayer identification number 13-5114230).

      1.18 "Grace-Conn. Business" shall mean all of the businesses and operations of Grace-Conn. and its parents or subsidiaries at any time, other than the NMC Business.

      1.19 "Grace New York" shall mean W.R. Grace & Co., a New York corporation, now known as FMCH, (taxpayer identification number 13-3461988).

      1.20 "Grace New York Group" shall mean that group of corporations, including Grace-Conn., Cryovac, and Sealed Air, that were members through September 29, 1996 or December 31, 1996, as applicable, of the affiliated group of corporations within the meaning of Section 1504 of the Code, and the Treasury Regulations thereunder, of which Grace New York was the Common Parent, including, with respect to Taxes of other jurisdictions (domestic or foreign), that group of corporations which included Grace New York or one or more of the members of the Grace New York Group with respect to a Consolidated Tax Return.

      1.21 "Grace-Related Claim" shall mean, collectively, all claims (including unknown claims), demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, direct or indirect, whether concealed or hidden, from the beginning of time up to and including the Settlement Effective Date, asserted or that might have been asserted (including without limitation claims for fraudulent conveyance, successor liability, piercing of corporate veil, negligence, gross negligence, professional negligence, breach of duty of care, breach of duty of loyalty, breach of duty of candor, fraud, breach of fiduciary duty, mismanagement, corporate waste, breach of contract, negligent misrepresentation, contribution, indemnification, any other common law or equitable claims, and violations of any state or federal statutes, rules or regulations), which are either Asbestos-Related Claims or that are based upon or arise out of the NMC Transaction, or the conduct or operations of any Grace-Conn. Business, including without limitation, any liability or obligation of a Grace-Conn. Business under environmental law, but not including any claims based on or arising out of the conduct or operations of the NMC Business or any act or omission of the NMC Defendants in connection with the operation of the NMC Business.

      1.22 "Hot Interest Rate" shall mean the rate of interest charged from time to time on Taxes under Section 6621(c)(1) of the Code.

      1.23 "Indemnified Taxes" shall mean all Taxes for or attributable to Tax Periods ending on or before December 31, 1996, other than NMC Indemnified Taxes.

      1.24 "Litigation Reinstatement Date" shall have the meaning ascribed to such term in Section 4.03.

      1.25 "Moving Parties" shall mean each of FMCH, NMC, the PI Committee, and the PD Committee.

      1.26 "New Grace" shall mean W.R. Grace & Co., f/k/a Grace Specialty Chemicals, Inc. (taxpayer identification number 65-0773649).

      1.27 "New Grace Group" shall mean that group of corporations, including Grace-Conn., that were, or hereafter become, members of that affiliated group of corporations under Section 1504 of the Code, and the Treasury Regulations thereunder, that joined, or hereafter join, in filing a Consolidated Tax Return of which New Grace, or any successor to New Grace, including any reorganized Debtor successor to New Grace, was or is the Common Parent.

      1.28 "NMC Business" shall mean all of the worldwide healthcare business and operations conducted by NMC and the NMC Subsidiaries at any time, whether prior to or after September 29, 1996.

      1.29 "NMC Defendants" shall mean FMCH, NMC, and each of their respective present and former subsidiaries, parents, affiliates, officers, directors, employees, partners, trustees, shareholders, beneficiaries, agents, attorneys, predecessors, successors, and assigns, including but not limited to Fresenius Medical Care AG and Fresenius AG, but not including the Estate Parties, Sealed Air and Cryovac.

      1.30 "NMC Group" shall mean NMC and the NMC Subsidiaries, whether members of the Grace New York Group or members of the FMCH Group.

      1.31 "NMC Indemnified Taxes" shall mean all Taxes of or attributable to any Tax Period arising from Tax Items relating to the NMC Business conducted by a member of the FMCH Group (net of benefits from Tax Items relating to the NMC Business from one or more Tax Periods not previously paid to, or applied for the benefit of, any member of the FMCH Group) which have not previously been paid to
(i) one of the Estate Parties, (ii) Grace New York prior to the NMC Transaction or (iii) the applicable tax authority, by any member of the FMCH Group.

      1.32 "NMC Subsidiaries" shall mean all direct and indirect subsidiaries of NMC through which Grace New York or FMCH conducts or conducted the NMC Business.

      1.33 "NMC Transaction" shall mean the series of transactions that became effective on September 27 - 30, 1996, whereby, inter alia, (i) NMC distributed approximately $2.3 billion in cash and assumed debt to Grace-Conn; (ii) Grace-Conn. distributed 100% of the common shares of NMC stock to Grace-New York; (iii) Grace New York contributed 100% of the common shares of Grace-Conn. stock to Sealed Air; (iv) Grace New York distributed 100% of the common shares of Sealed Air stock to its shareholders; and (v) Grace New York merged with a subsidiary of Fresenius Medical Care AG, all of which are more fully described in that certain Distribution Agreement dated as of February 4, 1996, among Grace New York, Grace-Conn. and Fresenius AG, and that certain Contribution Agreement dated as of February 4, 1996, among Fresenius AG, Sterilpharma GmbH, and Grace-Conn.

      1.34 "Person" shall mean a natural person, individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, joint venture, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, executors, administrators, predecessors, successors, representatives, or assigns.

      1.35 "Plan Effective Date" shall mean the date specified as such in the Plan of Reorganization.

      1.36 "Plan of Reorganization" shall mean the plan of reorganization of the Debtors under the Bankruptcy Code approved by a Final Order of confirmation of the Court.

      1.37 "Power of Attorney" shall mean any agency under a power of attorney or other authorization which authorizes a Person to act on behalf of another Person with respect to Taxes, including Form 2848.

      1.38 "Sealed Air" shall mean Sealed Air Corporation, f/k/a Grace Holding, Inc. (taxpayer identification number 65-0654331).

      1.39 "Sealed Air/Grace Group" shall mean the group of corporations, including but not limited to Cryovac, Inc., that were from on or about September 29, 1996, or hereafter become, members of the affiliated group of corporations under Section 1504 of the Code, and the

Treasury Regulations thereunder, that joined, or hereafter join, in filing a Consolidated Tax Return of which Sealed Air Corporation, or any successor to Sealed Air, was or is the Common Parent.

      1.40 "Sealed Air Indemnity Litigation" shall mean the litigation captioned Sealed Air Corporation vs. Fresenius Medical Care AG, Fresenius Medical Care Holdings, Inc.; National Medical Care, Inc.; and Fresenius USA, Inc., (No. 600300/02 N.Y. Sup. Ct.).

      1.41 "Sealed Air Settlement Agreement" shall mean the definitive agreement implementing the settlement of the adversary proceeding captioned, Official Committee of Asbestos Personal Injury Claimants and Official Committee of Asbestos Property Damage Claimants of W.R. Grace & Co., suing in behalf of the Chapter 11 Bankruptcy Estates of W.R. Grace & Co., et al., Plaintiffs v. Sealed Air Corporation. and Cryovac, Inc., Adversary Proceeding No. 02-2210, which settlement is reflected in the Acknowledgement of principal terms filed with the Court on November 27, 2002.

      1.42 "Settlement Approval Date" shall mean the date the Court enters the orders described in Section 2.01.

      1.43 "Settlement Effective Date" shall mean the later of: (i) the Plan Effective Date, or (ii) the satisfaction of all preconditions to payment described in Section 2.02, to the extent each such precondition has not been waived by the NMC Defendants.

      1.44  "Settlement Execution Date" shall mean February 6, 2003.

      1.45 "Settling Parties" shall mean (i) each of FMCH, NMC, the PI Committee, and the PD Committee, and (ii) either upon the satisfaction of the precondition in Section 2.02(I) or upon the execution of this Agreement by New Grace and Grace-Conn, New Grace and Grace-Conn., and (iii) the respective members of the affiliated groups of each of the other Settling Parties.

      1.46 "Settlement Payment" shall mean the payment by the NMC Defendants provided for in Section 2.03, as reduced by the items of setoff or recoupment, if any, referred to in Section 3.08.

      1.47 "Taxes" shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federation or other body, and without limiting the generality of the foregoing, shall include income (including alternative minimum), sales, use, ad valorem, gross receipts, license, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, unemployment insurance, social security, business license, business organization, stamp, environmental, premium and property taxes, together with any related interest, penalties and additions to any such tax, or additional amounts imposed by any taxing authority (domestic or foreign) upon the FMCH Group, the New Grace Group, the Grace New York Group, the Sealed Air Group or any of their respective members or divisions or branches.

      1.48 "Tax Item" shall mean any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credit, net operating loss, net capital loss, tax credit, sales, revenues, property or asset values, capital or any other item which increases or decreases Taxes paid or payable, including an adjustment under Code Section 481 (or comparable provisions of the Tax law of any other jurisdiction (domestic or foreign)) resulting from a change in accounting method, the allowance or disallowance in whole or in part of, or assessment with respect to, a tentative allowance of refund claimed on Form 1139, the allowance or disallowance in whole or in part of a net operating loss, net capital loss or tax credit claimed on a Tax Return, an amended Tax Return or claim for refund, or an adjustment attributable to a quick refund of overpayment of estimated tax.

      1.49 "Tax Period" shall mean any period for, or with respect to, which a Tax Return is or has been filed, is required to be filed or may be filed.

      1.50 "Tax Refund" shall mean an overpayment of, refund of, or credit against, Taxes, including a tentative allowance of refund claimed on Form 1139.

      1.51 "Tax Return" shall mean any return, filing, questionnaire, information return or other document required or permitted to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund, Forms 1139 and amended returns, that has been, or hereafter may, be filed for any Tax Period with any tax authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made, or an overpayment, refund, or credit may be allowed, with respect to such filing).

      1.52 "TSIA" shall mean that certain Tax Sharing and Indemnification Agreement made as of September 27, 1996, by and among Grace New York, Grace-Conn., and Fresenius AG, an Aktiengesellshaft organized under the laws of the Federal Republic of Germany and an indirect parent of FMCH.